Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA – October 20, 2006 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $1,510,134 or earnings per share of $.64 for the quarter ended September 30, 2006.  For the first nine months of 2006, net income was $4,499,918 or $2.23 per share. Return on equity and return on assets were 9.50% and 1.39%, respectively, for the first nine months of  2006.

As of September 30, 2006, total assets stood at $535,989,000, an increase of 54% or $188,901,000 over third quarter-end totals for 2005.  Total loans were $384,791,000, an increase of $154,688,000 or 67% while deposits as of September 30, 2006 totaled $402,465,000, an increase of $146,746,000 or 57%. These increases are attributed to Tower Bancorp Inc.’s recent acquisition of The First National Bank of McConnellsburg.

The above figures are based on unaudited financial statements.  Tower Bancorp Inc. operates 15 offices in the Greencastle, Fort Loudon, Chambersburg, Shady Grove, Quincy, Laurich Estates, McConnellsburg, Mercersburg, Needmore, Waynesboro, and Hagerstown and Hancock, MD areas.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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